RESTATED ARTICLES OF INCORPORATION

OF

MENTOR CORPORATION

The undersigned hereby certifies that he is the duly elected, qualified and acting President and Chief Executive Officer of Mentor Corporation, a Minnesota corporation (the "Company"), and hereby further certifies that at a meeting of the Board of Directors of the Company held on December 12, 2002, the Board of Directors of the Company adopted the following resolutions:

RESOLVED, that pursuant to Chapter 302A.135, Subdivision 5, of the Minnesota Business Corporation Act, the existing Restated Articles of Incorporation of Mentor Corporation and all amendments thereto be consolidated and restated as follows without change to the corresponding provisions of such Restated Articles as previously amended, and that these Restated Articles of Incorporation supersede and take the place of such existing Restated Articles of Incorporation and all amendments thereto; and

RESOLVED FURTHER, that the officers of the Company be directed to execute end file with the Secretary of State of the State of Minnesota these Restated Articles of Incorporation on behalf of this corporation.

ARTICLE I

Name

The name of this corporation shall be Mentor Corporation.

ARTICLE II

Registered Office

The location and post office address of the registered office of this corporation in Minnesota shall be 33 South Sixth Street, Multifoods Tower, Minneapolis, Minnesota 55402. The name of this corporation's registered agent at such address is Corporation Service Company.

ARTICLE III

Duration

The duration of this corporation shall be perpetual.

ARTICLE IV

Purposes

The purposes for which this corporation is organized are general business purposes.

ARTICLE V

Powers

This corporation shall have all the powers conferred or permitted by the laws of the State of Minnesota.

ARTICLE VI

Capital Stock

                         A.        Authorized Shares. The total authorized number of shares       ofthis corporation shall be 150,000,000, all of which shall be common shares of the par value of $.10 per share

                        B.         Preemptive Rights. No holder of common shares of this corporation shall have any preferential, preemptive, or other rights of    subscription to acquire any unissued securities or rights to purchase securities of this corporation now or hereafter authorized to be sold, or to any obligations convertible into securities of the corporation of any class,or to any right of subscription to any part thereof.

                        C.        Cumulative Voting. Noholder of common shares of this corporation shall be entitled to any cumulative voting rights for the election of directors or for any other purpose.

ARTICLE VII

Directors

The number and qualification or directors shall be fixed and provided in the by-laws as amended from time to time.

ARTICLE VIII

Supersession

The foregoing Restated Articles of Incorporation supersede and take the place of existing Articles of Incorporation and all amendments thereto.

ARTICLE IX

Directors' Liability

No director of this corporation shall he personally liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any        breach of the director's duty of loyally to this corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 8OA.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Accordingly, these Restated Articles of Incorporation are hereby executed and submitted in accordance with the provisions of Chapter 302A.135, Subdivision 5,of the Minnesota Business Corporation Act.

Dated: December 12, 2002

By:       /S/CHRISTOPHER J. CONWAY

            President and Chief Executive Officer